UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2005

ENCLAVES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29689	20-1951556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2550 East Trinity Mills Road, Suite 122, Carrollton, Texas		75006
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (972) 416-9304

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

Woodworth Avenue Project.

On November 7, 2005, we entered into a Purchase and Sale Agreement (attached to our 8-K Report filed on November 9, 2005), with 10 Lamartine LLC, a New York limited liability company (the “Seller”). Under the Purchase and Sale Agreement, we agreed to acquire certain parcels of land containing approximately one and two-tenths (1.2) acres located on Woodworth Avenue in the City of Yonkers, Westchester County, New York, for a purchase price of two million dollars ($2,000,000), subject to the opportunity to review said property during a feasibility period. On December 14, 2005, after conducting our due diligence review and investigation of the subject property we determined that the acquisition was not feasible as originally contemplated and by written notice to the Seller and escrow agent we exercised our right to terminate the Purchase and Sale Agreement, receive back from the escrow agent the earnest money deposited by us for the transaction, and otherwise terminate all further obligations under the Purchase and Sale Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCLAVES GROUP, INC.

Dated: December 20, 2005	By: /s/ Daniel G. Hayes
Name: Daniel G. Hayes
Title: President and Chief Executive Officer